Exhibit 23.2

May 22, 2008

Sonic Innovations, Inc.

2795 E. Cottonwood Parkway, Suite 660

Salt Lake City, UT 84121-7036

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about May 23, 2008 with the Securities and Exchange Commission (the “SEC”) of the Annual Report on Form 10-K of Sonic Innovations, Inc. for the year ended December 31, 2007 which references our valuation results and our valuation reports.

In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the SEC thereunder, nor do we admit that we are experts with respect to any part of such Form 10-K within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder. The responsibility for determining fair value rests solely with the Company and our valuation reports were used as part of the Company’s analysis in reaching their conclusion of value.

Sincerely,

/s/ Mesirow Financial Consulting LLC

Mesirow Financial Consulting, LLC